Exhibit 10.24

SEPARATION AND RELEASE AGREEMENT

SEPARATION AND RELEASE AGREEMENT (“Agreement”) dated as of October 4, 2010, by and between Ultra Clean Holdings, Inc., a Delaware corporation (together with its successors, the “Company”), and David Savage (“Executive”).

WHEREAS, Executive’s employment with the Company terminated effective as of the Separation Date (as defined below);

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Separation. Executive’s last day of employment with the Company was October 4, 2010 (the “Separation Date”). As of the Separation Date, Executive’s position as President of the Company, and any other position which Executive held with the Company, its subsidiaries or its affiliates, ended.

2. Separation Benefits. Subject to the Release (as defined below) becoming effective and Executive’s continued compliance with the provisions of this Agreement and of the Confidentiality Agreement (as defined below), the Executive shall be entitled to the following, in all cases subject to applicable tax withholding:

(i) Within 30 days following the Effective Date, the Company shall pay to Executive the sum of:

(A) $325,000, representing 100% of Executive’s annual base salary;

(B) $58,922.83, representing the average of the annual cash bonus and cash incentive compensation paid to Executive for each of 2008 ($0), 2009 ($0) and, including the amount paid under clause (C) below, the portion of 2010 through the Separation Date ($176,768.50);

(C) $60,905, as Executive’s bonus for the Company’s third quarter; and

(D) $10,000, to cover Executive’s relocation expenses.

(ii) Executive’s outstanding options and restricted stock units that would have vested on or before the 12-month anniversary of the Separation Date if Executive had continued in employment until such date will become immediately vested on the Effective Date (as defined below). All other unvested equity awards will terminate on the Separation Date. Executive’s vested stock options will remain exercisable for the period following your Separation Date set forth in the applicable option agreement (which is generally three months following termination of employment).

(iii) The Company shall pay for Executive’s continued health benefits coverage under COBRA, at the same cost to Executive as before the Separation Date, until the earlier of (x) 18 months following the Separation Date or (y) the date Executive becomes eligible for group health coverage with another employer.

(iv) The Company shall pay for the lease on Executive’s current residence in San Mateo, California until February 28, 2011 (which is the end of the current lease term). Executive may continue to live in the residence until February 28, 2011. Executive shall be responsible for any damage to the residence and shall reimburse the Company for any deductions from the security deposit within 30 days of the Company’s receipt of the balance of the security deposit.

3. Release. (a) Executive acknowledges that the following release shall extend to unknown, as well as known claims, and hereby waives the application of any provision of law, including, without limitation, Section 1542 of the California Civil Code, that purports to limit the scope of a general release. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

(b) Executive agrees to and does fully and completely release, discharge and waive for himself and for his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of any kind), any and all claims, complaints, causes of action or demands of whatever kind, arising in Executive’s capacity as an employee or officer of the Company, as a stockholder of the Company or otherwise in any capacity whatsoever, which Executive has or may have against the Company, its subsidiaries, divisions, subsidiaries, affiliates, predecessors and successors and all their officers, directors, employees, agents, counsel and other representatives by reason of any event, matter, cause or thing which has occurred prior to the date of his signing this Agreement (hereinafter “Executive Claims”) (the “Release”). Executive understands and accepts that this Release specifically covers, but is not limited to, any and all Executive Claims that Executive has or may have against the Company relating in any way to his employment arrangements, or to compensation, or to his equity interests in the Company, or to any other terms, conditions or circumstances of his former employment with the Company, and to the resignation of such employment, whether for severance or based on statutory or common law claims for employment discrimination (including discrimination on the basis of sex, age, religion or disability, including specifically any claims under the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, as amended or the Americans with Disabilities Act of 1990), wrongful discharge, breach of contract or any other theory, whether legal or equitable. Notwithstanding the foregoing, Executive does not waive any rights to which he may be entitled (i) to seek to enforce this Agreement, or (ii) to seek indemnification with respect to liability incurred by Executive in his capacity as an officer or former employee of the Company in accordance with the bylaws of the Company and the Indemnification Agreement between the Company and Executive.

(c) Executive further understands and acknowledges that:

(i) The Release provided for in this Section, including claims under the ADEA, is in exchange for the additional consideration provided for in this Agreement to which Executive was not heretofore entitled;

(ii) Executive has been advised by the Company to consult with legal counsel prior to executing this Agreement and the Release provided for in this Section, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of the Release, and enters into the Release freely, voluntarily and intending to be bound;

(iii) Executive has been given a period of 30 days to review and consider the terms of this Agreement and the Release contained herein, and Executive may use as much of the 30-day period as Executive desires; and

(iv) Executive may, within seven days after execution, revoke the Release provided for in this Section by delivering a written notice of revocation to the Chief Executive Officer of the Company. For such revocation to be effective, written notice must be actually received by the Chief Executive Officer of the Company no later than the close of business on the seventh day after Executive executes the Agreement. If Executive exercises his right to revoke the Release, the Company shall have no obligation to satisfy the terms or provide any payments or benefits to Executive as set forth in this Agreement. If Executive does not revoke the Release, the Release will become effective on the eighth day following execution (the “Effective Date”).

4. No Disparagement. The Company and Executive agree that neither the Company nor Executive shall make negative statements or representations, or otherwise communicate negatively, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the other party to this Agreement or to the Company’s subsidiaries, affiliates, successors or their officers, directors, employees, business or reputation.

5. Confidentiality and Non-Disclosure Agreement. Executive acknowledges and agrees that he will continue to be bound by the Confidentiality and Non-Disclosure Agreement between Executive and the Company (the “Confidentiality Agreement”).

6. Arbitration and Remedies. (a) Employee and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in San Francisco, California, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

(b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Sections 4 and 5 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction or arbitrator that any restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply to the maximum extent as such court or arbitrator determines or indicates to be enforceable.

7. Entire Agreement: Amendment. This Agreement, together with the Confidentiality Agreement, contains the entire understanding of the parties with respect to the termination of Executive’s employment and supercedes all other agreements between the Company and Executive related to Executive’s severance or termination rights, including without limitation the Company’s severance policy. This Agreement may not be altered, modified or amended except by a written agreement signed by both parties hereto.

8. Miscellaneous The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive and shall be assignable by the Company only to a direct or indirect wholly owned subsidiary of the Company or to a successor of the Company.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.

10. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement.

ULTRA CLEAN HOLDINGS, INC.

By:	/s/ Clarence Granger
	Name:	Clarence Granger
	Title:	Chairman & CEO

EXECUTIVE:

/s/ David Savage
David Savage

Dated:	October 31, 2010

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